Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Reports Second Quarter 2007 Revenue Results

SUNNYVALE, Calif., July 25, 2007 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced revenue results for the second quarter ended June 30, 2007.

Net revenues for the second quarter were $99.3 million, compared with $97.5 million in the first quarter of 2007 and $107.7 million in the second quarter of 2006.

SST finished the second quarter 2007 with $167.3 million in cash, cash equivalents and short-term investments, an increase of $19.3 million from prior quarter.  The increase in cash was impacted by decreases in inventory and accounts receivable and an increase in accounts payable among other things.

As previously announced, the chairman of the audit committee of SST’s Board of Directors is conducting a review of the company’s historical stock option practices and related accounting matters. The chairman is conducting its review with the assistance of independent legal counsel and outside accounting experts. SST does not expect to be in a position to announce additional financial results for the second quarter ended June 30, 2007 until the chairman has completed his review and the company has completed any necessary restatement of its historical financial statements. Please see to the company’s current reports on Form 8-K filed with the Securities and Exchange Commission on March 15, 2007 and July 23, 2007 for further information about the internal review.

Management Qualitative Comments
“We are pleased to report that sales in the second quarter came in ahead of expectations as a result of growth in our Internet computing, networking and wireless communications end-market applications,” said Bing Yeh, president and CEO.  “We made several important announcements in the second quarter, including the introduction of our MelodyWing SP wireless audio solution and the availability of the first product in our All-in-OneMemory product family.  We continue to focus on the development of new higher-ASP products that will drive growth in revenue and profits as well as expand our addressable markets.”

Third Quarter 2007 Preliminary Revenue Outlook
In the third quarter, SST expects to report revenues of between $100 million and $108 million.

Conference Call Dial-in Information
SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST.  Those wishing to participate in the conference should dial (877) 777-1968, international participants please dial (612) 332-0718, using the password “SST” at approximately 1:20 p.m. PT.  A replay of the call will be available for one week by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 880885.  A webcast replay of the conference call will be available until the next earnings conference call on the company’s web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding memory and non-memory market conditions, SST’s future financial performance, the performance of new products, SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, and SST’s ability to bring new products to market, all of which involve risks and uncertainties.  These risks may include timely development, acceptance and pricing of new products, the terms, conditions and revenue recognition issues associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s  SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.
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-- FINANCIAL TABLES TO FOLLOW --

Silicon Storage Technology Inc. and Subsidiaries
Supplemental Data

	Percentage of			Change in
	Gross Product Revenue			Revenue
				2Q06 to	1Q07 to
	2Q06	1Q07	2Q07	2Q07	2Q07

Product Revenue By Ship-To Location
North America	5%	4%	4%	(39%)	0%
Total International	95%	96%	96%	(10%)	0%
Europe	7%	8%	6%	(22%)	(27%)
Japan	9%	13%	8%	(29%)	(75%)
Korea	6%	10%	9%	28%	(6%)
China	46%	37%	35%	(47%)	(6%)
Taiwan	19%	20%	28%	11%	31%
Other Far East	8%	8%	10%	24%	15%

Product Revenue By Application
Digital Consumer	34%	39%	35%	(64%)	(12%)
Internet Computing	31%	22%	24%	(110%)	10%
Networking	8%	8%	9%	(48%)	11%
Wireless Communications	27%	31%	32%	(40%)	3%